EXHIBIT 99.1
FDA TAKES ACTION AGAINST UNAPPROVED TIMED-RELEASE GUAIFENESIN
PRODUCTS, INCLUDING PRESCRIPTION VERSIONS OF
MUCINEX® DM AND MUCINEX® D
CHESTER, N.J. (May 25, 2007) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) reports that the Food and Drug Administration (FDA) announced today that companies must stop manufacturing and distributing unapproved timed-release dosage forms containing guaifenesin.
In a press release issued today, http://www.fda.gov/bbs/topics/NEWS/2007/NEW01640.html, FDA indicated that companies marketing unapproved products containing guaifenesin in timed-release form are expected to stop manufacturing them within 90 days and must cease shipping them in interstate commerce within 180 days. A small amount of these products is expected to be available after these dates until supplies are exhausted.
Michael J. Valentino, president and CEO commented, “We are extremely pleased with the FDA announcement today. We have always believed that the FDA would take enforcement action against the unapproved prescription versions of our Mucinex DM and Mucinex D and remove them from the market in due course. Our initial review of this regulatory action is underway and we expect to be able to serve the additional market demand for our products as it develops.”
Valentino added, “I would also like to recognize the FDA’s determined effort to act on its new guidance, ‘Marketed Unapproved Drugs — Compliance Policy Guide,’ which was finalized last June. Since that time, the agency has been moving aggressively to implement this guidance policy and remove unapproved drugs from the market.”
Further information regarding today’s FDA announcement can be found on the FDA web page at http://www.fda.gov.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Forward-Looking Statements
This press release contains certain “forward-looking” statements, including Adams’ expectation that the FDA’s decision to remove unapproved extended-release guaifenesin combination products will increase market demand for Adams’ products. Such forward-looking statements can be identified by the words “expect,” “anticipate,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the effectiveness of the FDA’s enforcement action and Adams’ ability to: maintain the success of its existing adult Mucinex brand products; preserve and successfully defend its patent position; compete against other branded products as well as generic competition; and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
# # #
Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.